Exhibit 99.1

VIASYS Healthcare Inc. Reports Second Quarter 2005 Results

    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--July 27, 2005--VIASYS
Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter ended July 2, 2005. All information is from continuing operations and inclusive of all acquisitions unless otherwise indicated.

    Second Quarter Results

    Revenues for the second quarter of 2005 increased 31.5% to $125.4 million as compared to $95.4 million in the comparable quarter last year. In 2005, we recorded charges for special items which were predominately acquisition related.(1) Excluding the impact of these special items, operating income increased 89.6% to $10.5 million as compared to $5.6 million in the same period last year and income from continuing operations after taxes increased 64.7% to $6.6 million, or $.21 per diluted share, compared to $4.0 million, or $.13 per diluted share, for the same period last year. Foreign currency translation had a positive impact of 1.1% on revenues for the quarter ended July 2, 2005.

    Including the impact of the special items(1) we incurred an operating loss of $28.3 million compared to operating income of $11.1 million in the same period last year and a loss from continuing operations after taxes of $30.9 million, or a loss of $.99 per diluted share, as compared to income of $7.5 million, or $.24 per diluted share, for the same period last year.

    Year-to-Date Results

    Revenues for year-to-date 2005 increased 19.3% to $227.9 million as compared to $190.9 million in the comparable period last year. Excluding the impact of the special items,(1) operating income increased 56.3% to $18.0 million as compared to $11.5 million in the same period last year and income from continuing operations after taxes increased 50.5% to $11.6 million, or $.37 per diluted share, compared to $7.7 million, or $.24 per diluted share, for the same period last year. Foreign currency translation had a positive impact of 1.3% on revenues for the year-to-date period ended July 2, 2005.

    Including the impact of the special items(1) we incurred an operating loss of $21.6 million compared to operating income of $15.4 million in the same period last year and a loss from continuing operations after taxes of $26.3 million, or a loss of $.84 per diluted share, as compared to income of $10.2 million, or $.32 per diluted share, for the same period last year.

    We are increasing our full year guidance and now expect total revenues for 2005 to be in the range of $475.0 to $490.0 million and income from continuing operations to be in the range of $.95 to $.98 per diluted share. In keeping with prior practice, this guidance excludes the impact of future acquisitions and special items.

    Chairman, President and CEO Comments

    Randy Thurman, Chairman, President and CEO, commented on VIASYS' performance:

    "Results for the second quarter continue to be consistent with our expectations, and reflect the increasing momentum from our new products and the benefits gained from last year's restructuring. The total second quarter revenue growth was 31.5%. The core business grew 15.1% and the acquisitions contributed 16.4%. We are particularly pleased that we are seeing strong results in our core business across all four business segments: Respiratory Care, NeuroCare, MedSystems and Orthopedics. We have also completed three strategic acquisitions in 2005, and we are pleased with the results as well as the progress being made towards integrating these businesses into VIASYS.

    "In our Respiratory Care segment we added Micro Medical to our diagnostics business in March and most recently Pulmonetics to our critical care business. Also in March we acquired Oxford Instruments Medical in our NeuroCare segment. These acquisitions were consistent with our strategy to build upon our leadership in these segments, and each business brings new technologies that we expect to commercialize through our global infrastructure. While we believe these acquisitions will be marginally accretive in 2005, we expect each to contribute to higher rates of revenue and earnings growth in 2006 and beyond.

    "Our base businesses demonstrated strength across nearly all markets. Compared to the same quarter last year, areas that performed particularly well domestically were respiratory and sleep diagnostics, high frequency ventilators, AVEA ventilators and orthopedics.
Internationally, neurodiagnostics and clinical services showed significant gains.

    "During the second quarter we reorganized our international organization into five regional operations and named heads of each region who now report directly to me. As part of the reorganization we announced our intentions to open an office in Hong Kong to focus on the China/Asia region. We believe this regionally focused organization will be better positioned to globalize our products and services and potentially bring higher rates of growth in the future.

    "The VIASYS strategy remains unchanged. We are intent on capitalizing on our established leadership positions by entering new markets and exploiting channels which can accelerate growth. Following the three acquisitions our balance sheet remains very strong. We will continue to focus on improving margins and cash flows and building upon our strong balance sheet. We expect this focused strategy will allow us to continue to invest in product development and expanded globalization strategies, and to selectively make acquisitions to complement our existing businesses. By executing effectively against these strategies we believe we can continue to deliver long-term shareholder value."

    Segment Highlights

    Respiratory Care

    Revenues increased 20.3% to $73.3 million in the second quarter of 2005 compared to the second quarter of 2004. Excluding the 1.1% positive impact of foreign currency translation, revenues increased 19.1%. Higher revenues were realized across every major product line with clinical services and pulmonary function testing systems seeing significant increases. Also contributing to the higher revenue were Pulmonetics and Micro Medical, which were acquired late in the second and first quarters of 2005, respectively.

    We incurred an operating loss of $26.2 million in the second quarter of 2005 as compared to operating income of $13.4 million in the comparable period last year. Included in this quarter's loss was $34.9 million of in-process research and development charges related to the acquisition of Pulmonetics and Micro Medical; $0.2 million of other acquisition costs and $0.4 million of restructuring. Included in the second quarter of 2004 was income from the Company settling its litigation with INO Therapeutics and receiving a net payment of $5.7 million in connection with the dismissal of the litigation and $0.2 million of restructuring expense. Excluding these items, operating income increased 17.5% to $9.3 million as compared to $7.9 million in the comparable quarter last year. This increase was due to increased sales with higher gross margins as a result of operational efficiencies, as well as savings realized from the restructuring completed in 2004.

    NeuroCare

    Revenues increased 75.2% to $33.9 million in the second quarter of 2005 compared to the second quarter of 2004. The increase in revenue was primarily due to exceptional market acceptance of our new products introduced in 2004 and 2005, particularly in international markets, as well as the acquisition of Oxford.

    We incurred a $1.6 million operating loss in the second quarter of 2005 as compared to an operating loss of $1.7 million in the comparable period last year. Operations were negatively impacted by $2.7 million for costs resulting from the acquisition of Oxford. Excluding these items, operating income was $1.1 million as compared to an operating loss of $1.7 million in the comparable quarter last year. This increase was a result of improvements in gross margin due to increased sales, new higher margin products and operating efficiencies. Partially offsetting this increase were operating expenses of acquired companies, higher international selling and other expenses related to a number of new product launches. As our new products continue to gain momentum and Oxford is fully integrated, we anticipate continued improvement in operating income.

    MedSystems

    Revenues increased 3.5% to $8.2 million in the second quarter of 2005 compared to the second quarter of 2004. The increase was due to higher sales of enteral delivery products, partially offset by lower sales of our surgical barrier products.

    Operating income of $1.7 million was unchanged as compared to the second quarter of last year. The impact on operating income of the higher sales was offset by higher expenses related to our continued investment in the launches of our new CORTRAK(TM) and NAVIGATOR(R) products. The CORTRAK system, which began shipping this quarter, aids in the placement of enteral feeding tubes, and the NAVIGATOR facilitates correct placement of peripherally inserted central catheters and central venous catheters. We believe the early placements of the CORTRAK system have demonstrated the potential for this device and its proprietary disposable revenue stream.

    Orthopedics

    Revenues increased 40.4% to $10.1 million in the second quarter of 2005 compared to the second quarter of 2004. The increase was due to increased sales of hip and knee implants as a result of strong overall demand for our products and stronger relationships with our key customers.

    Operating income increased 86.6% to $2.0 million as compared to $1.1 million in the comparable period last year. This increase was primarily due to the higher sales volume, improved absorption of fixed manufacturing costs and operational efficiencies.

    The VIASYS Orthopedics business is performing exceptionally well as a result of the overall growth in the worldwide orthopedics market, our internal investments increasing capacity and productivity and stronger relationships with our customers. In addition, VIASYS has entered the spinal reconstruction market and expects growth from supplying our customers in this attractive segment.

    Corporate

    Corporate expenses increased by $0.7 million in the second quarter of 2005 over the comparable quarter of 2004 primarily due to higher incentive compensation expense as a result of increased earnings before special items, partially offset by savings from the restructuring initiated in the third quarter of 2004 as well as lower professional and consulting expenses.

    VIASYS Healthcare Inc. will host an earnings release conference call on Wednesday, July 27, 2005, at 5:00 PM EDT. The call will be simultaneously webcast on the investor information page of our website, www.viasyshealthcare.com. The call will be archived on our website and will also be available for two weeks via phone at 877-519-4471, access code 6248145.

    VIASYS Healthcare Inc. is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks including among others AVEA(R), BEAR(R), BIRD(R), CORFLO(R), CORPAK(R), CORTRAK(TM), EME(R), GRASON-STADLER(R), JAEGER(TM), LYRA(R), MEDELEC(R), MICROGAS(R), NAVIGATOR(R), NICOLET(R), NicoletOne(TM), PULMONETIC(TM), SENSORMEDICS(R), TECA(R), TECOMET(TM), VELA(R) and VMAX(R). VIASYS is headquartered in Conshohocken, PA, and its businesses are conducted through its Respiratory Care, NeuroCare, MedSystems and Orthopedics business units. More information can be found at http://www.viasyshealthcare.com.

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the performance of our recent acquisitions and whether they will be accretive in 2005 and whether they will contribute to higher rates of revenue and earnings growth in the future, our ability to achieve our stated goals, our outlook for our businesses, our expectations regarding our China/Asia organization, our expectations for new product introductions, our expectations regarding revenues and income from continuing operations for the full year, our expectations on focusing on improving margins, cash flows, operating income and our balance sheet and delivering shareholder value, our expectations regarding the CORTRAK system and our prospects for continued growth. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of our recent acquisitions, the continued implementation of the company's restructuring plans, the restructuring of our international organization, the timing of pharmaceutical trials by third parties, sales and marketing initiatives, the commercialization of new products, effectiveness of the co-location of the former Critical Care and Respiratory Technologies business segments, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation and a successful mergers and acquisitions strategy. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended January 1, 2005, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.



(1) Special items - In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below. These measures are not calculated under generally accepted accounting principles (GAAP).



             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                 Three Months   Three Months
                                    Ended          Ended
                                 July 2, 2005   July 3, 2004   Change
                                -------------- -------------- --------
Operating Income (Loss) from
 Continuing Operations          $     (28,329) $      11,055
Purchased In-Process Research
 and Development Expenses (a)          34,909              -
Acquisition Related Costs (b)           2,934              -
Restructuring Charges                   1,030            221
Litigation Settlement and
 Expense (c)                                -         (5,716)
                                -------------- --------------
Adjusted Operating Income from
 Continuing Operations          $      10,544  $       5,560     89.6%
                                ============== ==============

Income (Loss) from Continuing
 Operations                     $     (30,876) $       7,545
Purchased In-Process Research
 and Development Expenses (net
 of income taxes of $0) (a)            34,909              -
Acquisition Related Costs (net
 of income taxes of ($1,042))(b)        1,892              -
Restructuring Charges (net of
 income taxes of ($366) and
 ($78))                                   664            143
Litigation Settlement and
 Expense (net of income taxes
 of $2,029) (c)                             -         (3,687)
                                -------------- --------------
Adjusted Income from Continuing
 Operations                     $       6,589  $       4,001     64.7%
                                ============== ==============

Diluted Earnings (Loss) per
 Share from Continuing
 Operations                     $        (.99) $         .24
Purchased In-Process Research
 and Development Expenses per
 Share (a)                               1.12              -
Acquisition Related Costs per
Share (b)                                 .06              -
Restructuring Charges per Share           .02            .01
Litigation Settlement and
 Expenses per Share (c)                     -           (.12)
                                -------------- --------------
Adjusted Earnings per Share     $         .21  $         .13
                                ============== ==============


(a) In the second quarter of 2005, the Company recorded a charge of $34.9 million to write-off in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(b) The second quarter of 2005 was negatively impacted by $2.5 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.4 million of expenses to integrate the acquired companies.

(c) In the second quarter of 2004, the Company incurred $0.3 million of legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas and settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.



             Reconciliation of Non-GAAP Financial Measures
               (In Thousands, Except Per Share Amounts)


                                  Six Months     Six Months
                                    Ended          Ended
                                 July 2, 2005   July 3, 2004   Change
                                -------------- -------------- --------
Operating Income (Loss) from
 Continuing Operations          $     (21,585) $      15,421
Purchased In-Process Research
 and Development Expenses (a)          34,909              -
Acquisition Related Costs (b)           2,934              -
Restructuring Charges                   1,701            483
Legal Settlement and Expenses(c)            -         (4,415)
                                -------------- --------------
Adjusted Operating Income from
 Continuing Operations          $      17,959  $      11,489     56.3%
                                ============== ==============

Income (Loss) from Continuing
 Operations                     $     (26,330) $      10,223
Purchased In-Process Research
 and Development Expenses (net
 of income taxes of $0) (a)            34,909              -
Acquisition Related Costs (net
 of income taxes of ($1,042))(b)        1,892              -
Restructuring Charges (net of
 income taxes of ($603) and
 ($171))                                1,098            312
Litigation Expenses and
 Settlement (net of income
 taxes of $1,567) (c)                       -         (2,848)
                                -------------- --------------
Adjusted Income from Continuing
 Operations                     $      11,569  $       7,687     50.5%
                                ============== ==============

Diluted Earnings (Loss) per
 Share from Continuing
 Operations                     $        (.84) $         .32
Purchased In-Process Research
 and Development Per Share(a)            1.11              -
Acquisition Related Costs per
 share (b)                                .06              -
Restructuring Charges per Share           .04            .01
Litigation Settlement and
 Expenses per Share (c)                     -           (.09)
                                -------------- --------------
Adjusted Earnings per Share     $         .37  $         .24
                                ============== ==============


(a) In the second quarter of 2005, the Company recorded a charge of $34.9 million to write-off in-process research and development expenses in conjunction with our acquisitions, as required under generally accepted accounting principles.

(b) The second quarter of 2005 was negatively impacted by $2.5 million from stepping-up acquired inventory, as required by generally accepted accounting principles. In addition, the Company incurred $0.4 million of expenses to integrate the acquired companies.

(c) During the six months ended July 3, 2004, the Company incurred $1.6 million of legal fees in conjunction with the Company's suit against INO Therapeutics regarding nitric oxide gas and in the second quarter of 2004, the Company settled its litigation with INO Therapeutics and received a payment of $6.0 million in connection with the dismissal of the litigation.



                                                    Three Months Ended
                                                    ------------------
Consolidated Statements of Income                      (unaudited)
(In Thousands, Except Per Share Amounts)
                                                     July 2,   July 3,
                                                      2005      2004

Revenues                                            $125,431  $95,354

Operating Costs and Expenses:
 Cost of revenues                                     68,611   52,025
 Selling, general and administrative expense          41,553   32,122
 Purchased in-process research and development
  expense                                             34,909        -
 Research and development expense                      7,657    5,931
 Restructuring charges                                 1,030      221
 Legal settlement                                          -   (6,000)
                                                    --------- --------
                                                     153,760   84,299

                                                    --------- --------
Operating Income (Loss)                              (28,329)  11,055
                                                    --------- --------
Interest Income (Expense), net                          (207)     184
Other Income (Expense), net                             (121)     459
                                                    --------- --------

Income (Loss) from Continuing Operations Before
 Income Taxes                                        (28,657)  11,698
Provision for Income Taxes                            (2,219)  (4,153)
                                                    --------- --------
Income (Loss) from Continuing Operations             (30,876)   7,545
Income from Discontinued Operations (net of tax)         134        -
                                                    --------- --------
Net Income (Loss)                                   $(30,742) $ 7,545
                                                    ========= ========

Earnings (Loss) per Share:
  Basic:
     Continuing Operations                          $   (.99) $   .25
     Discontinued Operations                             .01        -
                                                    --------- --------
                                                    $   (.98) $   .25
                                                    ========= ========
  Diluted:
     Continuing Operations                          $   (.99) $   .24
     Discontinued Operations                             .01        -
                                                    --------- --------
                                                    $   (.98) $   .24
                                                    ========= ========
Weighted Average Shares Outstanding:
  Basic                                               31,304   30,781

  Diluted                                             31,304   31,541



                                                    Six Months Ended
                                                   -------------------
Consolidated Statements of Income                      (unaudited)
(In Thousands, Except Per Share Amounts)
                                                    July 2,   July 3,
                                                     2005      2004

Revenues                                           $227,876  $190,943

Operating Costs and (Income) Expenses:
 Cost of revenues                                   123,183   105,757
 Selling, general and administrative expense         75,389    62,955
 Purchased in-process research and development
  expense                                            34,909         -
 Research and development expense                    14,279    12,327
 Restructuring charges                                1,701       483
 Legal settlement                                         -    (6,000)
                                                   --------- ---------
                                                    249,461   175,522

                                                   --------- ---------
Operating Income (Loss)                             (21,585)   15,421
                                                   --------- ---------
Interest Income (Expense), net                          257       280
Other Income (Expense), net                            (279)      149
                                                   --------- ---------

Income (Loss) from Continuing Operations Before
 Income Taxes                                       (21,607)   15,850
Provision for Income Taxes                           (4,723)   (5,627)
                                                   --------- ---------
Income (Loss) from Continuing Operations            (26,330)   10,223
Income from Discontinued Operations (net of tax)        446         -
                                                   --------- ---------
Net Income (Loss)                                  $(25,884) $ 10,223
                                                   ========= =========

Earnings (Loss) per Share:
  Basic:
     Continuing Operations                         $   (.84) $    .33
     Discontinued Operations                            .01         -
                                                   --------- ---------
                                                   $   (.83) $    .33
                                                   ========= =========
  Diluted:
     Continuing Operations                         $   (.84) $    .32
     Discontinued Operations                            .01         -
                                                   --------- ---------
                                                   $   (.83) $    .32
                                                   ========= =========
Weighted Average Shares Outstanding:
  Basic                                              31,212    30,672

  Diluted                                            31,212    31,523



VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)

                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
                            July 2,    July 3,    July 2,    July 3,
                             2005       2004       2005       2004
                           ---------- ---------- ---------- ----------

Respiratory Care
    Domestic                  37,072     28,586     64,742     57,031
    International             36,202     32,330     69,880     64,656
                           ---------- ---------- ---------- ----------
       Total                  73,274     60,916    134,622    121,687
                           ---------- ---------- ---------- ----------


NeuroCare
    Domestic                  18,964     12,759     34,158     25,060
    International             14,941      6,597     24,517     14,923
                           ---------- ---------- ---------- ----------
       Total                  33,905     19,356     58,675     39,983
                           ---------- ---------- ---------- ----------


MedSystems
    Domestic                   6,451      6,131     12,503     11,984
    International              1,741      1,789      3,193      3,314
                           ---------- ---------- ---------- ----------
       Total                   8,192      7,920     15,696     15,298
                           ---------- ---------- ---------- ----------


Orthopedics
    Domestic                   7,906      5,994     14,971     11,479
    International              2,154      1,168      3,912      2,496
                           ---------- ---------- ---------- ----------
       Total                  10,060      7,162     18,883     13,975
                           ---------- ---------- ---------- ----------


Total VIASYS
     Domestic                 70,393     53,470    126,374    105,554
     International            55,038     41,884    101,502     85,389
                           ---------- ---------- ---------- ----------
       Total                 125,431     95,354    227,876    190,943
                           ========== ========== ========== ==========


    CONTACT: VIASYS Healthcare Inc., Conshohocken
             Investor Contact:
             Martin P. Galvan, 610-862-0800